EXHIBIT 99.1

Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
October 26, 2009	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS THIRD QUARTER 2009 EARNINGS

Natchez, Mississippi – The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "B&K Capital" or "the Company") today reported net income and earnings per share for the three and nine month period ended September 30, 2009.

Net income for the three months ended September 30, 2009, was $325 thousand, or $.15 per diluted share, compared to $943 thousand, or $.45 per diluted share, for the quarter ended September 30, 2008.  For the nine month period ended September 30, 2009, net income and diluted earnings per share were $1.7 million and $0.79, respectively, compared to $2.6 million and $1.25, respectively, for the same period in 2008.  Although net interest income increased for both the three and nine month periods ended September 30, 2009, compared to the corresponding periods in 2008, as discussed below, these increases were offset by the Bank’s higher provision for loan losses in 2009 and increases in Federal Deposit Insurance Corporation (“FDIC”) assessments.  The Bank increased its provision by $800 thousand and $1.5 million for the three and nine month periods ended September 30, 2009, respectively.  Also contributing to the lower earnings was higher FDIC assessments and special assessments to all FDIC-insured banks which are part of the FDIC’s efforts to recapitalize the Deposit Insurance Fund.  Increased provision expenses negatively impacted diluted earnings per share by approximately $0.24 and $0.45 for the three and nine months ended September 30, 2009, respectively.  Increased FDIC assessments reduced diluted earnings per share by approximately $0.03 and $0.14 for the three and nine months ended September 30, 2009.

Net interest income for the three and nine month periods ended September 30, 2009, increased $176 thousand and $866 thousand, respectively, over the same period in 2008.  The increase is due primarily to the growth in average volume of loans and investment securities.  The lower interest rate environment also contributed to higher net interest income as the interest rate spread increased 23 basis points and 27 basis points, respectively, for the three and nine months ended September 30, 2009, as compared to the corresponding periods in 2008.  The increase in interest rate spread in 2009 was a result of funding costs declining to a greater degree than asset yields.  Net interest margin increased to 3.93% for three months ended September 30, 2009, compared to 3.86% for the same period in 2008.  Net interest margin increased to 3.84% for the nine months ended September 30, 2009, from 3.79% for the same period in 2008.

Non-interest income decreased $87 thousand during the third quarter of 2009 as compared to the same period in 2008.  Non-interest income decreased $269 thousand for the first nine months of 2009 as compared to the corresponding period in 2008.  Both variances are due primarily to lower charges on overdraft accounts, a decrease in revenue from the Bank’s networking arrangements and gains in 2008 from the sale on investment securities.  Non-interest expense increased $209 thousand for the three months ended September 30, 2009, as compared to the corresponding period in 2008.  The increase is due primarily to higher FDIC regular assessments of $85 thousand as well increased other real estate costs of $80 thousand and equipment and software costs of $46 thousand.  Non-interest expense increased $651 thousand for the nine months ended September 30, 2009, as compared to the corresponding period in 2008 due primarily to higher FDIC regular assessments of $284 thousand and $183 thousand for the special assessment and other real estate costs of $219 thousand.

The Company has experienced some declines in certain asset quality measures since December 31, 2008.  Non-performing assets, which includes non-accrual loans, loans delinquent 90 days or more and other real estate, increased to $8.3 million, or 2.04% of total assets at September 30, 2009, from $5.0 million, or 1.21% to total assets at December 31, 2008.  Approximately $2.9 million of the nonperforming assets are two non-accrual commercial real estate loans, both of which have been under formal forbearance agreements.  The Company continues to closely monitor these loans and intends to take such actions as are necessary to limit any losses to the Company.  In addition to these two commercial loans, in the third quarter of 2009, four additional credits in the amount of $2.0 million relating to one customer relationship moved to non-performing status.  Although these credits are secured by real estate mortgages, the Bank is currently unable to foreclose upon or take other action in regards to such real estate because of litigation in which the customer is involved.  It is unclear at this time the extent of the Bank’s rights with respect to the real estate that serves as collateral for these loans, although the Bank has title insurance on each parcel.  As this litigation progresses and the Bank obtains more information regarding its rights with respect to the real estate securing these four credits, the Bank will take appropriate action to reserve against losses, if any, that may result from these credits.  Net charge-offs increased to $1.3 million in the 3nd quarter of 2009 primarily due to a $1.2 million charge-off related to anticipated losses on one of the two commercial real estate loans mentioned above that are subject to forbearance agreements.  Net charge-offs through September 30, 2009, amount to $1.8 million compared to $499 thousand during 2008.

The Company’s loan loss provision in the 3rd quarter of 2009 was $920 thousand, as compared to $120 thousand for the corresponding period in 2008.  For the nine months ended September 30, 2009, the Company’s loan loss provision was $1.9 million, as compared to $360 thousand during the same period in 2008.  The additional provision expense kept the allowance for loan losses at $2.4 million, or 1.09% of loans at September 30, 2009, as compared to $2.4 million, or 1.06% of loans at December 31, 2008.  The Company believes its reserves with respect to the credits discussed above are adequate as of September 30, 2009.

The Company’s Regulatory Tier 1 Capital of $42.5 million at September 30, 2009, substantially exceeds the approximate $16 million or 6% of risk-weighted assets that the regulatory authorities consider “Well-Capitalized.”

In the third quarter of 2009, the Company opened a second location in Baton Rouge, Louisiana.  In connection with this new location, the number of employees in the Baton Rouge area has increased from 15 to 20.  Located in The Oaks at Bluebonnet Parc, the second office, occupying approximately 4400 square feet, offers convenient depository services and includes a conference layout to accommodate select meetings of professional and commercial customers.   The new facility also houses the Company’s mortgage center, a professional client services department and key company-wide credit administration personnel.  The Company also has filed an application with the Office of the Comptroller of the Currency to open a third full-service branch in Baton Rouge.  The Company expects this location to open in mid-November, in the Towne Center area of Baton Rouge.

President and CEO W. Page Ogden noted, “Our Bluebonnet Parc office, as well as our planned expansion into the new Towne Center location, reflects our commitment to relationship banking.  We are presenting facilities designed and staffed to connect with our customers in a very comfortable, private, and technologically advanced setting.  We continue to focus on the customer relationship, not an impersonal transactional environment.  At a time when our industry is generally pulling back, I am pleased to announce our continued expansion.”

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and two in Baton Rouge, Louisiana.  As of September 30, 2009, the Company reported assets of $396 million and equity of $41 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at September 30, 2009, were 2,126,466.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months ended September 30,		For the Nine Months ended September 30,

	2009	2008	2009	2008
Income Statement Data
Interest income	$5,289,347	$5,657,737	$16,088,650	$17,149,687
Interest expense	1,573,844	2,118,288	4,941,441	6,868,565
Net interest income	3,715,503	3,539,449	11,147,209	10,281,122
Provision for loan losses	920,000	120,000	1,870,000	360,000
Net interest income after
provision for loan losses	2,795,503	3,419,449	9,277,209	9,921,122
Non-interest income	632,124	718,931	1,886,919	2,156,101
Non-interest expense	3,000,373	2,791,785	9,111,065	8,459,942
Income before income taxes	427,254	1,346,595	2,053,063	3,617,281
Income taxes	103,059	403,515	371,065	979,869
Net income	$324,195	$943,080	$1,681,998	$2,637,412

Return on Average Assets	0.33%	0.99%	0.56%	0.93%
Return on Average Equity	3.18%	10.40%	5.56%	9.68%

Diluted:
Net income per share	$0.15	$0.45	$0.79	$1.25
Weighted average shares outstanding	2,127,070	2,117,966	2,125,282	2,117,966

	September 30,	June 30,	December 31,	September 30,
Balance Sheet Data	2009	2009	2008	2008
Total assets	$395,830,265	$401,252,952	$413,076,826	$387,515,577
Cash and due from banks	7,552,892	5,612,740	6,951,543	7,152,054
Federal funds sold	314,942	2,271	-	37,714
Investment securities	152,599,328	159,917,981	170,720,427	148,105,860
Loans, net of UI & loans held for sale	223,510,893	224,766,276	225,511,297	221,494,005
Loans held for sale	764,500	-	-	-
Allowance for loan losses	2,444,714	2,832,499	2,397,802	2,292,273
Deposits-interest bearing	208,819,093	207,579,014	206,094,593	188,335,968
Deposits-non interest bearing	43,381,549	44,759,527	51,119,827	48,712,324
Total deposits	252,200,642	252,338,541	257,214,420	237,048,292
Short-term debt	52,087,432	65,355,926	71,717,942	69,354,164
Long-term debt	47,000,000	40,007,826	40,010,824	41,222,573
Stockholders' equity	41,392,726	40,187,002	39,541,069	36,904,085
Book value (per share)	$19.47	$18.90	$18.67	$17.42
Total shares outstanding	2,126,466	2,126,466	2,117,966	2,117,966

Asset Quality Data
Non-accrual loans	$6,148,680	$5,605,536	$3,567,907	$1,571,395
Loans 90+ days past due	1,009,513	1,821,512	517,779	603,226
Total non-performing loans	7,158,193	7,427,048	4,085,686	2,174,621
Other real estate owned	1,177,100	1,397,180	919,204	1,389,812
Total non-performing assets	$8,335,293	$8,824,228	$5,004,890	$3,564,433
Total non-performing assets to average assets	2.07%	2.17%	1.31%	0.94%
Net chargeoffs	$1,823,088	$515,303	$763,135	$498,664
YTD net chargeoffs as a percent average net loans	0.82%	0.23%	0.34%	0.22%